FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
July 29, 2019	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES SECOND QUARTER 2019 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2019.

“Despite a challenging and volatile operating environment, the Federal Home Loan Bank of New York served as a stable and reliable partner for our members in the second quarter of 2019,” said José R. González, president and CEO of the FHLBNY. “Our cooperative performed well through the first half of the year, and we are well-positioned to continue to meet the needs of our members in all market conditions.”

Highlights from the second quarter of 2019 include:

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Net income for the quarter was $108.1 million, a decrease of $47.1 million, or 30.3 percent, from net income of $155.2 million for the second quarter of 2018.  This decrease in net income was driven primarily by: earning asset balances that were lower on average by 4.1 percent versus the second quarter of 2018, and par advances balances that were lower on average by 6.3 percent versus the same quarter; lower pricing spreads on new advances effective as of January 1, 2019; higher costs of funding in the second quarter of 2019 as a result of uncertainty in the markets, thereby reducing the FHLBNY’s net interest spreads; and operating expenses that were $7.4 million higher than in the second quarter of 2018 due largely to ongoing enhancements to the FHLBNY’s technology infrastructure and other capabilities.

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Return on average equity (“ROE”) for the quarter was 5.77 percent (annualized), compared to ROE of 8.05 percent for the second quarter of 2018.

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As of June 30, 2019, total assets were $150.6 billion, an increase of $6.2 billion, or 4.3 percent, from total assets of $144.4 billion at December 31, 2018. This increase in total assets was driven primarily by $5.2 billion in higher balances of Securities purchased under agreements to resell during the period. As of June 30, 2019, advances were $102.4 billion, a decrease of $2.8 billion, or 2.7 percent, from $105.2 billion at December 31, 2018.

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As of June 30, 2019, total capital was $7.5 billion, a decrease of $0.2 million from total capital of $7.7 billion at December 31, 2018. The FHLBNY’s retained earnings increased by $54.2 million to $1.7 billion as of June 30, 2019, of which $1.1 billion were unrestricted retained earnings and $639.9 million were restricted retained earnings. At June 30, 2019, the FHLBNY met its regulatory capital ratios and liquidity requirements.

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The FHLBNY allocated $12.0 million from its second quarter 2019 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the second quarter of 2019 with the U.S. Securities and Exchange Commission on or before August 8, 2019.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of June 30, 2019, the FHLB of New York serves 324 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.